Exhibit 10.14

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call	Collateral	Account	Officer	Initials
$8,000,000.00	11-15-2000	05-01-2001	155354101	CLS 07	240	600714	496	/s/
References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

BORROWER:	BISCO INDUSTRIES, INC.	LENDER:	COMMUNITY BANK
	704 WEST SOUTHERN AVENUE		ANAHEIM BRANCH
	ORANGE, CA 92865		1750 STATE COLLEGE BLVD
ANAHEIM, CA 92806

Principal Amount: $8,000,000.00	Initial Rate: 9.750%	Date of Note: November 15, 2000

PROMISE TO PAY. BISCO INDUSTRIES, INC. ("Borrower") promises to pay to COMMUNITY BANK ("Lender"), or order, in lawful money of the United States of America, the principal amount of Eight Million & 00/100 Dollars ($8,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan on demand, or if no demand is made, in one payment of all outstanding principal plus all accrued unpaid interest on May 1, 2001. In addition, Borrower will pay regular monthly payments of accrued unpaid Interest beginning December 1, 2000, and all subsequent interest payments are due on the same day of each month after that. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

VARIABLE INTEREST RATE. Subject to designation of a different interest rate index by Borrower as provided below, the interest rate on this Note is subject to change from time to time based on changes in an index which is the Lender's, Community Bank, Reference Rate (the "Index"). Lender's Reference Rate shall mean the variable rate of interest, per annum most recently announced by Lender at its head office in Pasadena California, as its "Reference Rate", with the understanding that Lender's "Reference Rate" is one of its base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of the Lender's base rates. Lender will tell Borrower the current Index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each day. The Index currently is 9.500%. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 0.250 percentage points over the Index, resulting in an initial rate of 9.750%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST RATE OPTIONS. The following interest rate options are available under this Note:

(a) Default Option. The interest rate margin and index described in the "VARIABLE INTEREST RATE" paragraph above (the "Default Option").

(b)   30 Day London Interbank Offered Rate ("30 Day LIBOR Rate"). A margin of 2.000 percentage points over 30 Day London Interbank Offered Rate ("30 Day LIBOR Rate"). For purposes of this Note, 30 Day London Interbank Offered Rate ("30 Day LIBOR Rate") shall mean the per annum rate determined by the British Bankers Association to be the average rate of interest at which certain major banks would offer deposit in U.S. dollars to other major banks in the London interbank currency market for thirty (30) days ("Interest Period") with such 30 Day LIBOR Rate plus the margin, fixed for the Interest Period, upon the Borrowers submission of a Request for LIBOR Borrowing. At the expiration of each Libor Rate period (30 days), the unpaid principal balance thereunder shall bear interest at the Default Option unless another Libor Rate period is selected by Borrower. At no time shall any amount extended under the Libor Rate option be prepaid.

(c)   60 Day London Interbank Offered Rate ("60 Day LIBOR Rate"). A margin of 2.000 percentage points over 60 Day London Interbank Offered Rate ("60 Day LIBOR Rate"). For purposes of this Note, 60 Day London Interbank Offered Rate ("60 Day LIBOR Rate") shall mean the per annum rate determined by the British Bankers Association to be the average rate of interest at which certain major banks would offer deposits in U.S. dollars to other major banks in the London interbank currency market for sixty (60) days ("Interest Period") with such 60 Day LIBOR Rate plus the margin, fixed for the Interest Period, upon the Borrowers submission of a Request for LIBOR Borrowing. At the expiration of each Libor Rate period (60 days), the unpaid principal balance thereunder shall bear interest at the Default Option unless another Libor Rate period is selected by Borrower. At no time shall any amount extended under the Libor Rate option be prepaid.

(d)   90 Day London Interbank Offered Rate ("90 Day LIBOR Rate"). A margin of 2.000 percentage points over 90 Day London Interbank Offered Rate ("90 Day LIBOR Rate"). For purposes of this Note, 90 Day London Interbank Offered Rate ("90 Day LIBOR Rate") shall mean the per annum rate determined by the British Bankers Association to be the average rate of interest at which certain major banks would offer deposits in U.S. dollars to other major banks in the London interbank currency market for ninety (90) days ("Interest Period") with such 90 Day LIBOR Rate plus the margin, fixed for the Interest Period, upon the Borrowers submission of a Request for LIBOR Borrowing. At the expiration of each Libor Rate period (90 days), the unpaid principal balance thereunder shall bear interest at the Default Option unless another Libor Rate period is selected by Borrower. At no time shall any amount extended under the Libor Rate option be prepaid.

When the interest rate is based on a fixed rate, the rate shall be in effect for a period of the number of days or months as indicated in the rate option description (the "Interest Period"), in any case extended to the next succeeding business day when necessary, beginning on a borrowing date, conversion date or expiration date of the then current Interest Period. Adjustments in the interest rate due to changes in the maximum nonusurious interest rate allowed (the "Highest Lawful Rate") shall be made on the effective day of any change in the Highest Lawful Rate.

Provided Borrower is not in default under this Note, Borrower may designate in advance which of the above interest rate indexes shall be applicable to any loan advance under this Note and shall designate any optional Interest Period applicable to any fixed rate loan or advance. In the absence of any such designation the interest rate option shall be the Default Option. Thereafter unpaid principal balances under this Note may be converted (at the end of an Interest Period if the index used to determine the interest rate therefore is a fixed rate) to another of the above interest rate options, or continued for an additional interest period, when applicable, as designated by Borrower in advance; and in the absence of sufficient advance designation as to conversion to or continuation of a fixed rate index, the index shall be converted to the Default Option. Notwithstanding the foregoing, a fixed rate index may not be elected for a loan or advance under this Note, nor any conversion to or continuation of a fixed rate index be elected, if the Interest Period thereof would extend beyond the maturity of this Note.

PREPAYMENT; MINIMUM INTEREST CHARGE. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $500.00. Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, they will reduce the principal balance due.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater.

11-15-2000	PROMISSORY NOTE	Page 2
Loan No 155354101	(Continued)

DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender. (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the Related Documents. (d) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished. (e) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (f) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender. (g) Any guarantor dies or any of the other events described in this default section occurs with respect to any guarantor of this Note. (h) A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired. (i) Lender in good faith deems itself insecure.

If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (a) cures the default within fifteen (15) days; or (b) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the variable interest rate on this Note to 5.250 percentage points over the Index. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of LOS ANGELES County, the State of California. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. Subject to the provisions on arbitration, this Note shall be governed by and construed in accordance with the laws of the State of California.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $15.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower's right, title and interest in and to, Borrower's accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested orally by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. The following party or parties are authorized to request advances under the line of credit until Lender receives from Borrower at Lender's address shown above written notice of revocation of their authority: GLEN F. CEILEY, Chairman and Chief Executive Officer; STEPHEN CATANZARO, Chief Financial Offier; and ROBERT FITZPATRICK, Controller. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (a) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (b) Borrower or any guarantor ceases doing business or is insolvent; (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note or any other loan with Lender; (d) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (e) Lender in good faith deems itself insecure under this Note or any other agreement between Lender and Borrower.

ARBITRATION. Lender and Borrower agree that all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Note or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association, upon request of either party. No act to take or dispose of any collateral securing this Note shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing this Note, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing this Note, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Lender and Borrower agree that in the event of an action for judicial foreclosure pursuant to California Code of Civil Procedure Section 726, or any similar provision in any other state, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Note shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

OVER ADVANCES. The term "Over Advance" means and refers to the amount of any Advance made which exceeds the Principal Amount of this Note. Upon the occurrence of an Over Advance Borrower, upon Lender's election and demand, shall immediately pay to Lender, in lawful money of the United States of America, the amount of such excess and such failure to do so shall constitute an event of default herein.

COLLATERAL. Collateral as described per Commercial Security Agreement dated March 1, 1999.

REQUEST FOR LIBOR BORROWING. An exhibit, titled "REQUEST FOR LIBOR BORROWING," is attached to this Note and by this reference is made a part of this Note just as if all the provisions, terms and conditions of the Exhibit had been fully set forth in this Note.

PRIOR NOTE. Promissory Note dated June 1, 2000.

11–15–2000	PROMISSORY NOTE	Page 3
Loan No 155354101	(Continued)

GENERAL PROVISIONS. This Note is payable on demand. The inclusion of specific default provisions or rights of Lender shall not preclude Lender's right to declare payment of this Note on its demand. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

BORROWER:

BISCO INDUSTRIES, INC.

By: /s/ Glen F. Ceiley
GLEN F. CEILEY, Chairman and Chief Executive Officer

Variable Rate. Line of Credit.	LASER PRO, Reg. U.S. Pat. & T.M. Off., Ver. 3.28 (c) 2000 CFI ProServices, Inc. All rights reserved. [CA-D20 15535410.LN C35.OVL]